ARTICLES OF AMENDMENT

                                    TO THE

                       RESTATED ARTICLES OF INCORPORATION

                                     OF

                              MEDICORE, INC.

                       ----------------------------------

     Pursuant to the provisions of Sections 607.1003 and 607.1006 of the Florida Business Corporation Act, the undersigned corporation adopts the following amendment to its Restated Articles of Incorporation.

     1.   The name of the corporation is MEDICORE, INC.

     2. The following amendment to the corporation's Restated Articles of Incorporation was adopted by the Board of Directors on April 10, 1995 and thereafter duly adopted by the shareholders on September 13, 1995 with the number of votes cast sufficient for approval of such amendment in the manner provided by the Florida Business Corporation Act:

     ARTICLE VII of the Restated Articles of Incorporation is amended to read in its entirety as follows:

                              ARTICLE VII

     (a) The directors shall be divided as evenly as possible into three classes, designated Class 1, Class 2 and Class 3. At no time shall the entire Board consist of less than four and no more than six directors, and to the extent there is less than the maximum number of directors for each initial Class of directors, Class 3 shall first be filled. At the annual meeting of shareholders at which this ARTICLE VII is enacted, Class 1 directors shall be elected for a term expiring at the next subsequent annual meeting of shareholders, Class 2 directors for a term expiring at the second subsequent annual meeting of shareholders, and Class 3 directors for a term expiring at the third annual meeting of shareholders. At each succeeding annual meeting of shareholders, successors to directors whose terms expired at that annual meeting shall be of the same Class as the directors they succeed and shall be elected for three-year terms, except as otherwise provided herein. If the number of directors is changed, any increase or decrease shall be apportioned among the Classes so as to maintain or attain, if possible, the equality of the number of directors in each Class, but in no case will any decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the Classes in such a way that the difference in the number of directors in the classes shall not exceed one, with any remainder positions allocated first to Class 3 and then to Class 2.

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     (b)  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject to prior death, resignation, retirement or removal from office. Any director or directors appointed by the Board to fill a vacancy in accordance with the By-laws of the Corporation shall hold office until the next election of the Class for which such director had been chosen and until his successor is elected and qualified.

     (c) Advanced notice of nomination for the elections of directors, other than nominations by the Board of Directors or committee thereof, shall be given to the Corporation in the manner provided from time to time in the By-laws.

     (d) Any director, or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of the directors, voting together as a single class."

     3. The effective date of these Articles of Amendment to the Restated Articles of Incorporation shall be the date the same are filed with the Department of State in accordance with Chapter 607 of the Florida Business Corporation Act.

Dated: September 13, 1995

/s/ Lawrence E. Jaffe                     /s/ Thomas K. Langbein

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LAWRENCE E. JAFFE, Secretary              THOMAS K. LANGBEIN, President